Exhibit 10.3

VEECO INSTRUMENTS INC.

SENIOR EXECUTIVE CHANGE IN CONTROL POLICY

1.             Purpose.  Effective as of September 12, 2008, Veeco Instruments Inc., a Delaware corporation (the “Company” or “Veeco”), has adopted this Senior Executive Change in Control Policy (as may be amended from time to time, the “Policy”). The Compensation Committee of the Board (the “Committee”) recognizes that, as is the case for most publicly held companies, the possibility of a Change in Control (as defined below) exists, and the Company wishes to ensure that certain Eligible Employees (as defined below) are not practically disabled from discharging their duties in respect of a proposed or actual transaction involving a Change in Control. Accordingly, the Company wishes to provide additional inducement for the Eligible Employees to continue to remain in the employ of the Company and to provide certain severance benefits to the Eligible Employees in the event that their employment is terminated under certain circumstances related to a Change in Control.

2.             Certain Defined Terms.  In addition to terms defined elsewhere herein, the following capitalized terms have the following meanings when used herein:

“Affiliate” shall mean with respect to any Person, any other Person directly or indirectly, through one or more intermediaries, controlling, controlled by, or under common control with, such Person.  For purposes of this definition, “control” shall have the meaning given such term under Rule 405 of the Securities Act of 1933, as amended.

“Board” shall mean the Board of Directors of the Company.

“Cause” shall mean a termination based on (i) Eligible Employee’s willful and substantial misconduct in the performance of his duties, (ii) Eligible Employee’s willful failure to perform his duties after two weeks written notice from the Company (other than as a result of a total or partial incapacity due to a physical or mental illness, accident or similar event), (iii) the Eligible Employee’s material breach of any of the agreements contained in Section 6 hereof, (iv) the commission by the Eligible Employee of any material fraudulent act with respect to the business and affairs of the Company or any subsidiary or affiliate thereof, or (v) Eligible Employee’s conviction of (or plea of nolo contendere to) a crime constituting a felony.

“Change in Control” shall mean:

(i)            the acquisition, as evidenced by the filing with the Securities and Exchange Commission (the “Commission”) of an executed report on Schedule 13D, by any Person, including any syndicate or group deemed to be a “person” under Section 13(d)(3) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), of beneficial ownership (determined in accordance with Rule 13d-3 under the Exchange Act), directly or indirectly, through a purchase, merger or other acquisition transaction or series of transactions, of shares of the capital stock of the Company entitling that Person to exercise (A) 25% or more of the total voting power of all shares of such capital stock entitled to vote generally in elections of directors without the prior written consent of a majority of the Continuing Directors or (B) 40% or more of the total voting power of all shares of such capital stock entitled to vote generally in elections of directors with the prior written consent of a majority of the Continuing Directors.

(ii)           any consolidation or merger of the Company with or into any other person, any merger of another person into the Company, or any conveyance, transfer, sale, lease or other disposition of all or substantially all of the Company’s properties and assets to another person, other than:

(A)          any transaction (1) that does not result in any reclassification, conversion, exchange or cancellation of outstanding shares of the capital stock of the Company or (2) pursuant to which holders of the capital stock of the Company immediately prior to the transaction are entitled to exercise, directly or indirectly, 50% or more of the total voting power of all shares of the capital stock of the Company entitled to vote generally in the election of directors of the continuing or surviving person immediately after the transaction; or

(B)           any merger solely for the purpose of changing the Company’s jurisdiction of incorporation and resulting in a reclassification, conversion or exchange of outstanding shares of common stock of the Company solely into shares of common stock of the surviving entity;

(iii)          during any consecutive two-year period, individuals who at the beginning of that two-year period constituted the Board of Directors (together with any new directors whose election or nomination to the Board of Directors was approved by a vote of a majority of the directors then still in office who were either directors at the beginning of such period or whose election or nomination for election was approved by the Board of Directors or a nominating committee thereof, the majority of the members of which meet the above criteria) (each, a “Continuing Director”) cease for any reason to constitute a majority of the Board of Directors then in office;

(iv)          the Company is liquidated or dissolved or a resolution is passed by the Company’s stockholders approving a plan of liquidation or dissolution of the Company; or

(v)           in the case of a Group Executive Participant, the Company sells to a third party, or otherwise disposes of, all or substantially all of the relevant Group’s assets or sells to a third party or otherwise disposes of a majority of the outstanding capital stock of the entity which owns the assets and conducts the business of the relevant Group, each as determined by the Committee in its sole discretion (as described in this clause (v), a “Group Change in Control”).

“Code” shall mean Internal Revenue Code of 1986, as amended.

“Confidential Information” shall mean  any information that:  (a) is disclosed to an Eligible Employee, learned by an Eligible or created by an Eligible Employee in connection with his employment with Veeco (or a predecessor company now owned by or part of Veeco), and (b) Veeco treats as proprietary, private or confidential.  Confidential Information may include, without limitation, information relating to Veeco’s products, services and methods of operation, the identities and competencies of Veeco’s employees, customers and suppliers, trade secrets, know-how, processes, techniques, data, sketches, plans, drawings, chemical formulae, computer software, financial information, operating and cost data, research databases, selling and pricing information, business and marketing plans, and information concerning potential acquisitions, dispositions or joint ventures.  Notwithstanding the foregoing, “Confidential Information” does not include any of the foregoing items which has become publicly known or made generally available (provided that information will not cease to be “Confidential Information” as a result of an Eligible Employee’s breach of confidentiality).

“Eligible Employee” shall mean an employee of the Company selected by the Committee to be covered by the Policy pursuant to Section 3 and listed on Exhibit A hereto, as it may be amended from time to time.

“Good Reason” shall mean any of the following events: (i) any reduction in the total amount of an Eligible Employee’s base salary or target bonus; or (ii) any involuntary relocation of an Eligible Employee’s principal place of business to a location more than 50 miles from the Eligible Employee’s current principal place of business (or, in the case of employees whose principal place of business is more than 50 miles from their primary residence, an involuntary relocation of such employee’s principal place of business such that the employee’s overall level of commuting substantially increases). Good Reason shall not be deemed to have occurred unless the Eligible Employee provides the Company with written notice of the existence of the applicable condition described in clauses (i) and (ii) above, within 90 days after the initial existence of such condition and the Company fails to remedy such condition within 30 days of the date of such written notice.

“Group Executive Participants” shall mean those Eligible Employees who are designated as “Group Executive Participants” on Exhibit A hereto.  If applicable, the relevant Group shall also be specified on Exhibit A opposite the name of the Eligible Employee.

“Person” shall mean an individual, partnership, corporation, business trust, limited liability company, joint stock company, trust, unincorporated association, joint venture, governmental authority or other entity of whatever nature.

“Voting Stock” shall mean all capital stock of the Company which by its terms may be voted on all matters submitted to stockholders of the Company generally.

3.             Eligibility.  The Committee shall determine which employees of the Company shall be Eligible Employees covered by the Policy.  As of the effective date of the Policy, all Eligible Employees are listed on Exhibit A.  From time to time, the Committee may, in its sole discretion, revise the list of individuals who are Eligible Employees by adding additional employees to, or, subject to Section 13, removing any Eligible Employee from, the list of Eligible Employees set forth on Exhibit A.

4.             Effect of Change in Control; Certain Terminations in Connection with a Change in Control.

(a)           Upon the consummation of a Change in Control (other than a Group Change in Control), the vesting, payment and/or exercisability of all stock option grants, restricted stock awards and any other equity-based compensation awards held by the Eligible Employee that would otherwise be eligible to become vested during the Eligible Employee’s continued employment shall be accelerated and any outstanding stock options then held by the Eligible Employee shall remain exercisable until the earlier of (x) 12 months following the date of termination of the Eligible Employee’s employment with the Company and (y) the expiration of the original term of such options.

(b)           If an Eligible Employee’s employment shall be terminated by the Company without Cause, or by the Eligible Employee for Good Reason, during the period commencing three (3) months prior to, and ending eighteen (18) months following, a Change in Control, and subject to the Eligible Employee’s execution of a separation and release agreement in a form reasonably satisfactory to the Company:

(i)            The Company shall pay to the Eligible Employee an amount equal to the product of (i) the sum of his then current (A) annual base salary and (B) the target bonus payable to the Eligible Employee pursuant to the Company’s performance-based compensation bonus plan with respect to the fiscal year ending immediately prior to the date of termination, and (ii) 1.5; such amount shall be payable in a lump sum as soon as reasonably practicable (x) if such termination of employment occurs on or following the consummation of the Change in Control, after the date of such termination of employment, or (y) if such termination occurs prior to the consummation of the Change in Control, after the effective date of such Change in Control (either such date, the “Vesting Date”), but in any event, such payment shall be made within 2½ months following the end of the calendar year in which the Vesting Date occurs;

(ii)           The Company shall continue to provide the Eligible Employee (and his dependents) with all health and welfare benefits which he (or his dependents) was participating in or receiving as of the date of termination (at a level then in effect with respect to coverage and employee premiums) until the 18-month anniversary of the date of termination. If such benefits cannot be provided under the Company’s programs, such benefits and perquisites will be provided on an individual basis to the Eligible Employee such that his after-tax costs will be no greater than the costs for such benefits and perquisites under the Company’s programs;

(iii)          The Company shall pay to the Eligible Employee a pro-rated amount of the Eligible Employee’s bonus for the fiscal year in which the date of termination occurs equal to the product of (i) the amount of the bonus the Eligible Employee would have otherwise earned had he been employed by the Company on the last day of the fiscal year in which the date of termination occurs multiplied by (ii) the number of days elapsed during such fiscal year prior to the date of termination divided by 365.  Such pro-rated bonus shall be payable at the same time as bonuses for the year of termination are paid to employees generally, provided, however, that such payment shall be made within 2 ½ months following the end of the calendar year in which the Vesting Date occurs; and

(iv)          The vesting, payment and/or exercisability of all stock option grants, restricted stock awards and any other equity-based compensation awards held by the Eligible Employee that would otherwise be eligible to become vested during the Eligible Employee’s continued employment shall be accelerated and any outstanding stock options then held by the Eligible Employee shall remain exercisable until the earlier of (x) 12 months following the date of termination of the Eligible Employee’s employment with the Company and (y) the expiration of the original term of such options.

(c)           For the sake of clarity, “termination” as used in this Section 4 shall not include the case where (i) Veeco offers to retain the Eligible Employee in a position of substantial responsibility or (ii) Veeco requests that the Eligible Employee accepts a position with the acquiring entity in the Change in Control but the Eligible Employee declines the position.

5.             Parachute Payments.

(a)           Notwithstanding Section 4 (but subject to Section 5(b)), in the event that an Eligible Employee becomes entitled to any payments or benefits under this Policy and any portion of those payments or benefits, when added to any other amount theretofore or thereafter payable to the Eligible Employee as a result of or in connection with any Change in Control, whether or not under any other plan, arrangement or agreement with the Company, any Person whose actions resulted in the Change in Control or any Person having such a relationship with the Company or such Person as to require attribution of stock ownership between the parties under Section 318(a) of the Code (the “Aggregate Payments”), would be subject to the tax (the “Excise Tax”) imposed by Section 4999 of the Code, then the payments or benefits under this Policy and, if applicable, any other plan, arrangement or agreement shall be reduced (first by reducing the cash payments under this Policy, then by reducing any fringe or other benefits required to be provided under this Policy, and finally by reducing the payments and/or benefits under any other plan, arrangement or agreement) to an amount which is ten dollars ($10.00) less than the amount of the Aggregate Payments that could be made to the Eligible Employee before any portion of the Aggregate Payments would be subject to the Excise Tax.

(b)           Notwithstanding Section 5(a), the Aggregate Payments shall be reduced pursuant to Section 5(a) only if the net after-tax amount received by the Eligible Employee after the application of Section 5(a) is greater than the net after-tax amount (taking into account the application of the Excise Tax) that the Eligible Employee would otherwise receive in connection with the Change in Control without the application of Section 5(a).

(c)           All determinations and calculations required to effectuate this Section 5 (including, without limitation, the determination as to whether any Aggregate Payments would be subject to the Excise Tax and the amount of any reduction of the Aggregate Payments) shall be made by the Company’s independent auditors (or another nationally recognized United States public accounting firm selected in good faith by the Company) (the “Auditors”). For purposes of making the calculations and determinations required by this Section 5, the Auditors may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of Sections 280G and 4999 of the Code and the Department of Treasury Regulations issued thereunder.

6.             Obligations of the Eligible Employee

As a condition to being designated as an Eligible Employee and to being eligible to receive benefits hereunder, each individual so designated agrees as follows (any individual not so agreeing shall notify the Company in writing within 10 days of being notified of the designation, in which case the designation shall be null and void):

(a)           Confidentiality. The Eligible Employee acknowledges that the Company and its Affiliates continually develop Confidential Information; that the Eligible Employee may develop Confidential Information for the Company and its Affiliates; and that the Eligible Employee may learn of Confidential Information during the course of employment, including Confidential Information that may relate to a transaction which, if consummated, would constitute a Change in Control.  The Eligible Employee will comply with the policies and procedures of the Company and its Affiliates for protecting Confidential Information and shall not disclose Confidential Information to any Person or use Confidential Information except for the benefit of the Company or as required by applicable law after notice to the Company and a reasonable opportunity for the Company to seek protection of the Confidential Information prior to disclosure.  The Eligible Employee understands that this restriction shall continue to apply after his employment terminates, regardless of the reason for such termination.

(b)           Return of Company Property. All documents, records, tapes and other media of every kind and description relating to the business, present or otherwise, of the Company and its Affiliates and any copies, in whole or in part, thereof (the “Documents”), whether or not prepared by the Eligible Employee, shall be the sole and exclusive property of the Company and its Affiliates. The Eligible Employee shall safeguard all Documents and shall surrender to the Company at the time his employment terminates, or at such earlier time or times as the Board or its designee may specify, all Documents and other property of the Company and its Affiliates then in the Eligible Employee’s possession or control.

(c)           Restricted Activities. In further consideration of the compensation that the Eligible Employee may become entitled to hereunder, the Eligible Employee agrees that some restrictions on his activities during and after his employment are necessary to protect the goodwill, Confidential Information and other legitimate interests of the Company and its Affiliates:

(i)            While the Eligible Employee is employed by the Company and for eighteen  (18) months after the termination of the Eligible Employee’s employment (the “Non-Competition Period”), the Eligible Employee will not own, manage, work for or otherwise participate in any business whose products, services or activities compete with the current or currently contemplated products, services or activities of Veeco in any state or country in which Veeco sells products or conducts business and (x) in which such Eligible Employee was involved or (y) with respect to which such Eligible Employee had access to Confidential Information, in each case, during the 5 years prior to termination, provided, however, that the Eligible Employee may own up to 1% of the securities of any such public company (but without otherwise participating in the activities of such enterprise).

(ii)           The Eligible Employee further agrees that while he is employed by the Company and during the Non-Competition Period, the Eligible Employee will not for himself or any other person:  (a) induce or try to induce any employee to leave Veeco or otherwise interfere with the relationship between Veeco and any of its employees, (b) employ or engage as an independent contractor, any current or former employee of Veeco, other than former employees who have not worked for Veeco within the past year, (c) induce or try to induce any customer, supplier, licensor or business relation to stop doing business with Veeco or otherwise interfere with the relationship between Veeco and any of its customers, suppliers, licensors or business relations; or (d) solicit the business of any person known by the Eligible Employee to be a customer of Veeco, whether or not the Eligible Employee had personal contact with such person, with respect to products or activities which compete with the products or activities of Veeco in existence or contemplated at the time of termination of such Eligible Employee’s employment.

(d)           Enforcement of Covenants. The Eligible Employee acknowledges that he has carefully read and considered all the terms and conditions of this Agreement, including the restraints imposed upon him pursuant to this Section 6. The Eligible Employee agrees that those restraints are necessary for the reasonable and proper protection of the Company and its

Affiliates and that each and every one of the restraints is reasonable in respect to subject matter, length of time and geographic area. The Eligible Employee further acknowledges that, were he to breach any of the covenants contained in this Section 6, the damage to the Company could be irreparable. The Eligible Employee therefore agrees that the Company, in addition to any other remedies available to it, shall be entitled to seek preliminary and permanent injunctive relief against any breach or threatened breach by the Eligible Employee of any of said covenants, without having to post bond. The Eligible Employee agrees that, in the event that any provision of this Section 6 shall be determined by any court of competent jurisdiction to be unenforceable by reason of its being extended over too great a time, too large a geographical area or too great a range of activities, such provision shall be deemed to be modified to permit its enforcement to the maximum extent permitted by law.

7.             Successors.

(a)           The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation, reorganization or otherwise, including, without limitation, any successor due to a Change in Control) to the business or assets of the Company expressly to assume this Policy and to perform in the same manner and to the same extent the Company would be required to perform if no such succession had taken place. This Policy will be binding upon and inure to the benefit of the Company and any successor to the Company, including, without limitation, any persons directly or indirectly acquiring the business or assets of the Company in a transaction constituting a Change in Control (and such successor shall thereafter be deemed the “Company” for the purpose of this Policy), but will not otherwise be assignable, transferable or delegable by the Company.

(b)           This Policy will inure to the benefit of and be enforceable by the Eligible Employees’ personal or legal representatives, executors, administrators, successors, heirs, distributees and legatees.

(c)           This Policy is personal in nature and neither the Company nor any Eligible Employee shall, without the consent of the Company, assign, transfer or delegate any rights or obligations hereunder except as expressly provided in Sections 7(a) and 7(b). Without limiting the generality or effect of the foregoing, an Eligible Employee’s right to receive payments hereunder will not be assignable, transferable or delegable, other than by a transfer by such Eligible Employee’s will or by the laws of descent and distribution and, in the event of any attempted assignment or transfer contrary to this Section 7(c), the Company shall have no liability to pay any amount so attempted to be assigned, transferred or delegated.

8.             Administration; ERISA.  This Policy shall be administered by the Committee (or the Committee’s delegate or successor). The Committee shall have the sole authority to interpret this Policy and to determine all questions (whether of fact or interpretation) arising in connection with this Policy. The Committee’s decisions shall be final and bind all parties. This Policy is intended to be an unfunded “top hat plan” that is not subject to the Employee Retirement Income Security Act of 1974, as amended (“ERISA”).

9.             Notices.  For all purposes of this Policy, all communications, including without limitation notices, consents, requests or approvals, required or permitted to be given hereunder will be in writing and will be deemed to have been duly given when hand delivered or dispatched by electronic facsimile transmission (with receipt thereof orally confirmed), or five business days after having been mailed by United States registered or certified mail, return receipt requested, postage prepaid, or three business days after having been sent by a nationally recognized overnight courier service, addressed to the Company (to the attention of the General Counsel of the Company) at its principal executive office and to the Eligible Employee at his principal residence, or to such other address as any party may have furnished to the other in writing and in accordance herewith, except that notices of changes of address shall be effective only upon receipt.

10.           Validity.  If any provision of this Policy or the application of any provision hereof to any person or circumstances is held invalid, unenforceable or otherwise illegal, the remainder of this Policy and the application of such provision to any other person or circumstances will not be affected, and the provision so held to be invalid, unenforceable or otherwise illegal will be reformed to the extent (and only to the extent) necessary to make it enforceable, valid or legal.

11.           Governing Law; Jurisdiction. The laws of the state of New York shall govern the interpretation, validity and performance of the terms of this Policy, regardless of the law that might be applied under principles of conflicts of law. Any suit, action or proceeding against any Eligible Employee, with respect to this Policy may be brought in any court of competent jurisdiction in the State of New York.

12.           Relationship with Other Plans.  This Policy is intended to supplement, but not duplicate, any benefits to which an Eligible Employee may be entitled under any other severance, employment or other individual agreement.  The Committee, in its sole discretion, will make any interpretation or determination necessary to implement this provision.

13.           Amendment; Termination. The Company expressly reserves the right to amend or terminate this Policy, to discontinue or eliminate benefits hereunder or to remove any employee from the list of Eligible Employees covered by this Policy at any time in its sole discretion; provided, however, that, during the period commencing upon the earlier of (a) three months prior to the signing of a definitive agreement that, if consummated, would result in a Change in Control, and (b) the filing of a Schedule TO (or any appropriate successor form) with respect to a tender offer with the Commission that, if accepted, would result in a Change in Control, (each, a “Triggering Event”) and ending upon the earlier of (x) the date on which the Committee in its sole discretion determines that the Triggering Event will not actually result in a Change in Control, and (y) the 18 month anniversary of the Change in Control, no amendment which would deprive an Eligible Employee of any benefit to which he would have been entitled hereunder, nor any termination of this Policy, nor removal of an employee from the list of Eligible Employees covered by this Policy, shall be effective with respect to such Eligible Employee.

14.           Section 409A.

(a)           This Policy is intended to be exempt from the requirements of Section 409A of the Code (together with any Department of Treasury regulations and other interpretive guidance issued thereunder, including without limitation any such regulations or other guidance that may be issued after the date hereof, “Section 409A”). The Company may, in its discretion, adopt such amendments to the Policy or adopt other procedures, or take any other actions, as the Company determines are necessary or appropriate to exempt this Policy from Section 409A (or, if the Committee determines appropriate, to comply with the requirements of Section 409A), including without limitation amendments, procedures and action with retroactive effect.

(b)           Notwithstanding the foregoing or any other provision of this Policy, if and to the extent that the Company determines, in its sole discretion, that any payments or benefits payable under this Policy are deferred compensation subject to Section 409A, the following will apply:

(i)            if the Eligible Employee is a “specified employee” (as defined in Section 409A) at the time of his termination of employment, (x) during the first 6 months after such Eligible Employee’s termination of employment, such Eligible Employee shall be paid only the portion, if any, of such payments that will not subject him to additional taxes and interest under Section 409A (“ Delay Period “). If this Section applies and the method of payment is not a lump sum, the first payment to the Eligible Employee will include all amounts that would have been paid during the Delay Period but for this Section, and (y) to the extent that benefits to be provided to such an Eligible Employee pursuant to this Policy are not non-taxable medical benefits or other benefits not considered nonqualified deferred compensation for Section 409A, such provision of benefits shall be delayed until the end of the Delay Period to the extent necessary to avoid the imposition of additional taxes and interest on the Eligible Employee, provided that,  if the provision of any ongoing benefits would not be required to be delayed if the premiums were paid by the Eligible Employee,  the Eligible Employee shall pay the full cost of the premiums for such benefits during the Delay Period and the Company shall pay him an amount equal to the amount of such premiums within ten (10) days after the end of the Delay Period.

(ii)           To the extent that any benefits to be provided to an Eligible Employee pursuant to this Policy are considered nonqualified deferred compensation and are reimbursements subject to Section 409A, the reimbursement of eligible expenses related to such benefits shall be made on or before the last day of the Eligible Employee’s taxable year following the Eligible Employee’s taxable year in which the expense was incurred.

15.           Miscellaneous.

(a)           Pronouns. Masculine pronouns and other words of masculine gender shall refer to both men and women.

(b)           Titles and Headings. The titles and headings of the sections in the Policy are for convenience of reference only, and in the event of any conflict, the text of the Policy, rather than such titles or headings, shall control.

*  *  *  *  *

I hereby certify that the forgoing Policy was duly adopted by the Committee as of the date first above written.

Executed as of this 12th day of September, 2008

/s/ Roger D. McDaniel
Roger D. McDaniel
Chairman of the Compensation Committee

Exhibit A

Eligible Employees